STALEY, OKADA & PARTNERS CHARTERED ACCOUNTANTS	Suite 400 - 889 West Pender Street Vancouver, BC Canada V6C 3B2 Tel 604 694 - 6070 Fax 604 585-3800 info@staleyokada.com www.staleyokada.com

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation in this Registration Statement on Form 20-F of our report dated January 23, 2004 relating to the consolidated financial statements of Sonic Environmental Solutions Inc. for the years ended December 31, 2003, 2002 and for the period from February 4, 2000 (inception) to December 31, 2003. We also consent to the reference to us under the heading "Statements of Experts" in Item 10 of this Registration Statement on Form 20-F.

"STALEY, OKADA & PARTNERS"

Staley, Okada & Partners
Chartered Accountants

Vancouver, B.C. CANADA

April 19, 2004